Exhibit 10.147

March 27, 2007

Mr. Robert Kot

299 Delevan Road

Delanson, NY 12053

Re: VP & GM Position for MTII

Dear Bob:

This letter will memorialize our agreement with respect to the terms of your employment with MTI Instruments ("MTII"). Your position will be the Vice President ("VP") and General Manager ("GM") for MTII. As VP and GM, you will be responsible for MTII's business including but not limited to profit and loss, product and business strategy as well as the manufacturing and operations. The terms of your employment are set forth below:

Base Salary. Your base salary will be at the rate of $14,583.34 per month, less all applicable taxes and withholdings (which if annualized equals $175,000). Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of MTII. In the first pay period following the execution of this letter agreement (the "Execution Date"), MTII will pay to you a "catch-up" payment equal to the additional amount you would have received from MTII between December 6, 2006 and the Execution Date had your annualized salary been $175,000 per year.

Stock Options. MTII will ask the Compensation Committee of MTI to grant you options for 75,000 shares of MTI common stock on the following terms, subject in all respects to the MTI option plan and an option agreement. The options will have an exercise price equal to the fair market value on their date of grant and will have an expiration date of 7 years, absent earlier termination in accordance with their terms. Options for 25,000 shares will be exercisable when granted, and, assuming your continued employment, options for 50,000 shares will become vested as to an additional 12,500 shares on the first anniversary of the date of grant and will become vested as to an additional 3,125 shares on each quarterly anniversary of the date of grant following the first anniversary (i.e., starting in June 2008), assuming that Compensation Committee of the MTI Board determines that MTII exceeded its 2007 annual revenue and profits goals by at least 10%, with the initial and quarterly vesting numbers reduced from 12,500 to 8,750 and 3,125 to 2,187.5, respectively, if the revenue and profit results are between target and a 10% excess, and the number reduced to 0 if the 2007 revenue and profit goals are not met.

The Compensation Committee of MTI may grant you options at their discretion in the future.

Bonus. You will be eligible to receive an annual bonus of $30,000 per calendar year if the Compensation Committee determines in its sole discretion, after the annual audit is completed, that MTII has achieved its annual revenue and profit goals, with the amount increased to $40,000 if those goals were exceeded by at least 10%. You must be an active employee of MTII on the date any bonus is distributed in order to be eligible for and to earn any bonus. Nothing in this section is intended to prevent the Compensation Committee of MTI from granting you a discretionary bonus.

Other Benefits. You may participate in any and all benefit programs that MTII makes available to employees and officers of MTII from time to time, including MTII's 401(k) plan and health insurance plan. Benefits are subject to change at any time in MTII's sole discretion. You will be eligible for 23 days of paid time off ("PTO") annually. The number of PTO days for which you are eligible shall accrue in accordance with the MTII regular PTO benefits procedures.

At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter MTII's policy of employment at-will, under which both MTII and you remain free to end the employment relationship for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with MTII, except as otherwise provided herein.

Termination of Employment by MTII Without Cause. If MTII terminates your employment without "cause" (as defined below), MTII shall, for four months following your date of termination: (i) continue to pay to you your base salary, in accordance with MTII's regularly established payroll procedure; and (ii) provided you elect to continue receiving group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Sec. 1161 et. seq., continue to pay the share of the premium for health coverage that is paid by MTII for active and similarly situated employees who receive the same type of coverage. As a condition to your receipt of these severance benefits, you must execute and not revoke a severance agreement and release drafted by and satisfactory to MTII. For purposes of this agreement, "cause" shall mean (i) a finding by the Board of Directors that you have engaged in gross misconduct, negligence, theft, dishonesty, fraud, or gross dereliction of duties; or (ii) your indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude or a violation of the federal securities laws (whether or not related to your conduct at work).

Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement: During the course of your employment you will be exposed to, and be responsible for developing, trade secrets and confidential information of the Company. Therefore, as a condition of your employment, you are required to execute the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement (the "Non-Competition/Proprietary Information Agreement"), which is incorporated by reference in its entirety, and is enclosed for your signature.

Representations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into or continuing employment with or carrying out your responsibilities for MTII, or that is in any way inconsistent with the terms of this letter agreement.

Amendments. Any amendment to this letter agreement shall be made in writing and signed by the parties hereto.

Applicable Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and MTII and you each consents to the jurisdiction of such a court. MTII and you each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

You agree to devote your full business time, energy, loyalty, efforts and attention to the business and affairs of MTII.

The provisions of any other agreement (other than any offer letter) between you and MTII or any of its affiliates, including, but not limited to, any non-competition agreement, shall continue to be effective in accordance with the terms of any such agreement.

If the foregoing is acceptable to you, please countersign this letter in the space provided below and return it to me.

Sincerely,

/S/ Peng K. Lim

Peng K. Lim

CEO

Agreed & Accepted:

/S/ Robert Kot

Bob Kot

Date: 3/27/2007

PROPRIETARY INFORMATION, DEVELOPMENTS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement is made by and between MTI Instruments Inc. (hereinafter referred to as the "Company"), and Robert Kot (the "Employee").

IN CONSIDERATION of the employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Condition of Employment.

The Employee acknowledges that his/her employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement ("Agreement").

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the business, business relationships or financial affairs of the Company and that of Mechanical Technology Inc. and MTI MicroFuel Cells Inc. ("Affiliates") (collectively, "Proprietary Information") is and shall be the exclusive property of the Company and/or its Affiliates. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, business and technical processes, methods, techniques, machines, formulas, compositions, manufactures, compounds, negotiation strategies and positions, projects, developments, plans (including business, financial and marketing plans and reports), research data, clinical data, financial data (including sales costs, profits, pricing methods, and accounting methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company or its Affiliates. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Employee's employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of the Affiliates, the customers of the Company, suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not (collectively, "Developments"), which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others, whether or not during normal working hours or on the premises of the Company. The Employee has attached hereto as Exhibit A a list of the Developments as of the date of this Agreement which belong to him/her and which the Employee shall not assign to the Company ("Prior Developments"), or if no Prior Developments are listed on Exhibit A, the Employee represents that there are no such Prior Developments.

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Prior Developments or to Developments that (i) do not relate to the present or planned business or research and development of the Company and (ii) are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments, under the conditions described in this sentence.

4. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Non-Competition.

During the Employee's employment and for a period of one (1) year after the termination or cessation of the Employee's employment for any reason, the Employee will not directly or indirectly engage in any Competitive Business whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company. For purposes of this Agreement, "Competitive Business" means any business or enterprise regardless of its location that designs, develops, manufactures, researches, markets, sells or services non-contact measurement systems, including without limitation, electronic computerized general gaging instruments for position, displacement and vibration applications, semiconductor products for wafer characterization of semi-insulating and semiconducting wafers and portable balancing systems for aircraft engineers.

7. Non-Solicitation.

During the Employee's employment and for a period of one (1) year after the termination or cessation of the Employee's employment for any reason, the Employee will not directly or indirectly:

(a) Either alone or in association with others (i) solicit, recruit, induce, or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce any employee of the Company to leave the employ of the Company, or (ii) solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce, or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who was employed or engaged by the Company at any time during the term of the Employee's employment with the Company; provided, that this clause (ii) shall not apply to any individual's employment with the Company which has been terminated for a period of six months or longer; or

(b) Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of the Employee's employment with the Company.

8. Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee's employment for any period of time. This Agreement shall in no way alter the Company's policy of employment at will, under which both the Employee and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

9. General Provisions.

(a) No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c) Interpretation. If the Employee violates the provisions of Sections 6 or 7 of this Agreement, the Employee shall continue to be bound by the restrictions set forth in Sections 6 and 7 until a period of one (1) year has expired without any violation of such provisions. If any restriction set forth in Section 6 or 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(e) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and that therefore, in the event of any breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(h) Subsidiaries and Affiliates. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(i) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New York (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court.

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

MTI Instruments Inc.

Date: 3/27/2007 By: /S/ Joseph Travis

Joseph Travis
Vice President Human Resources

Robert Kot

Date: 3/27/2007 /S/ Robert Kot

Exhibit A - Prior Developments

List all Prior Developments in the space provided (and use additional pages if necessary). If no Prior Developments exist, please check the box below.

Check, if applicable:

X No Prior Developments exist.

Robert Kot

Employee Name (Print)

/S/ Robert Kot

Employee Signature

3/27/2007

Date